Exhibit 99.1

CONTACT: mcc@heller.inc

Marblegate Capital Corporation Announces Appointment of Meera Joshi to Board of Directors

Joshi, joining transportation and financial experts Directors Harvey Golub, Andrew Milgram, Sarah Feinberg, and Frederick Herbst, brings a wealth of experience in transportation policy as the former First Deputy Mayor for Operations and former CEO and Chair of the New York City Taxi and Limousine Commission

NEW YORK, April 23, 2025 – Marblegate Capital Corporation (MCC), a publicly traded company (OTCQX: MGTE), announced the appointment of Meera Joshi to the company’s Board of Directors. Joshi served as Deputy Mayor for Operations for three years under Mayor Eric Adams, where she was charged with overseeing New York City’s infrastructure portfolio. Prior to joining the Adams Administration, she was nominated by President Biden as Administrator of USDOT’s Federal Motor Carrier Safety Administration, the agency responsible for regulation of interstate trucking.

“When Marblegate Asset Management entered the taxi industry in 2018 we sought to stabilize the marketplace and drive positive change by investing in a driver-first approach,” said Andrew Milgram, Chief Executive Officer of MCC. “We’re confident that Meera’s extensive experience in advocating for taxi drivers, executing complex transportation policy and depth of knowledge of highly regulated environments will help us advance these goals."

Joshi was previously Chair and CEO of the New York City Taxi and Limousine Commission from 2014-2019 under former Mayor Bill DeBlasio, where she spearheaded policy including establishing robust open transportation data standards, enacting the nation’s first for-hire driver pay protection program and providing broad access to for-hire transportation for passengers in wheelchairs. She has also served as General Manager for the New York Office of Sam Schwartz Transportation Consultants and was a visiting scholar at New York University’s Rudin Center for Transportation Policy.

Joshi joins a Board of Directors with extensive operational experience in the financial services and transportation sectors including Harvey Golub, Andrew Milgram, Sarah Feinberg, and Frederick Herbst.

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Golub retired as CEO and Chairman of American Express in 2001 and now serves as Chairman of the Board of MCC. He has been a member of the advisory board of Marblegate Asset Management since 2009.
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Milgram has served as Chief Investment Officer and Managing Partner of Marblegate Asset Management which he co-founded
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Feinberg served as Interim President of New York City Transit, the largest transit system in North America, from 2020-2021 and as the Administrator of the Federal Railroad Administration from 2015-2017.
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Herbst served as Chief Financial Officer of Ready Capital Corporation and as Managing Director of Waterfall Asset Management until his retirement in June 2019.

MCC believes it is the largest publicly traded, vertically integrated, full-service fleet operator and specialty finance lender in the NYC taxi market, leveraging Marblegate Asset Management’s (Marblegate) years of deep industry experience and expertise, and strong portfolio operations capabilities to create a business that is transforming and institutionalizing the taxi industry. Marblegate played a pivotal role in the successful launch and implementation of the NYC MRP+ medallion debt relief program, designed to provide financial relief to drivers who were previously subject to predatory lending practices.

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About Marblegate Capital Corporation

Marblegate Capital Corporation (OTCQX:MGTE), is a vertically integrated, full-service fleet operator and specialty finance lender in the New York City (NYC) taxi market. Marblegate Capital Corporation specializes in NYC taxi medallions as a lender, owner, and fleet operator. With a loan portfolio collateralized by more than 1,700 medallions and over 2,000 medallions owned, we believe we are the largest lender and owner of NYC taxi medallions as well as one of the largest NYC medallion Fleet operators*. What differentiates us is our end-to-end understanding of the taxi business and position as the most impactful player in the industry driving positive change. Marblegate Asset Management (Marblegate) is Marblegate Capital Corporation’s external manager. Founded in 2008, Marblegate is an investment management firm that focuses on distressed and special situation investing. Marblegate transforms complex situations by taking a hands-on approach to drive positive business transformations amid complexity to create value and sustainable results. Marblegate played a pivotal role in the successful launch and implementation of the NYC MRP+ medallion debt relief program, designed to provide financial relief to drivers who were previously subject to predatory lending practices.

*As of December 31, 2024.